Filed Pursuant to Rule 424(b)(5)

Registration File No. 333-217206

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated February 5, 2018

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2017)

We are offering      shares of our common stock, no par value, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the NASDAQ Capital Market under the symbol “SBFG.” The last reported sale price of our common stock on February 2, 2018 was $18.65 per share.

Investing in our common stock involves risks. Before buying shares of our common stock, you should carefully consider the “Risk Factors” section beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)      The underwriter will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

The underwriter has a 30-day option to purchase up to       additional shares from us at the same price and on the same terms. If the underwriter exercises the option in full, the additional proceeds to us will be approximately $    , and the total aggregate proceeds to us, before expenses, will be $    .

As of February 2, 2018, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $68,106,704, which was calculated based on 3,651,834 shares of outstanding common stock held by non-affiliates and on a price per share of $18.65, the closing price of our common stock on February 2, 2018. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

____________________

None of the Securities and Exchange Commission, or SEC, the Board of Governors of the Federal Reserve System, or the Federal Reserve, or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of SB Financial Group, Inc. and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other governmental agency or instrumentality.

Delivery of the common stock will be made in book-entry form, through the facilities of The Depository Trust Company, against payment on or about         , 2018.

____________________

FIG Partners, LLC

____________________

The date of this prospectus supplement is         , 2018

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared which relates to the offering, and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have prepared which relates to the offering is accurate as of the date of the respective document in which the information appears, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us, and it also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 19, 2017, and included as part of our registration statement on Form S-3 (File No. 333-217206), or the registration statement, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before investing in our common stock.

We and the underwriter are not offering to sell nor seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, we,” “us,” “our,” the “Company,” and “SB Financial” refer to SB Financial Group, Inc. and its subsidiaries and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of SB Financial Group, Inc.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus, and the information incorporated by reference in this prospectus supplement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of the Company or our Board of Directors or management, including those relating to products and services; (c) statements of future economic performance; (d) statements of future customer attraction or retention; and (e) statements of assumptions underlying these statements. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. We sometimes use words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “would be,” “will allow,” “will likely result,” “will continue,” “will remain,” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements.

Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those risk factors identified above. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic and political conditions in the market areas in which we and our subsidiaries operate, changes in laws, regulations or policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in which the Company and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, unanticipated litigation, the loss of key personnel and other factors. There is also the risk that the Company’s management or Board of Directors incorrectly analyzes these risks and forces, or that the strategies the Company develops to address them are unsuccessful.

You should read this prospectus supplement and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our future results may be materially different from what we expect. Forward-looking statements speak only as of that date on which they are made. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

ABOUT SB FINANCIAL GROUP, INC.

We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and are subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Through our direct and indirect subsidiaries we engage in a variety of activities, including commercial banking, item processing, and wealth management services, as explained in more detail below. Our wholly-owned subsidiary, The State Bank and Trust Company (“State Bank”), is an Ohio state-chartered bank, which offers a full range of commercial banking services, including checking accounts, savings accounts, money market accounts and time certificates of deposit; automatic teller machines; commercial, consumer, agricultural and residential mortgage loans; personal and corporate trust services; commercial leasing; bank credit card services; safe deposit box rentals; Internet banking; private client group services; and other personalized banking services. The trust and financial services division of State Bank offers various trust and financial services, including asset management services for individuals and corporate employee benefit plans, as well as brokerage services through Cetera Financial Group, an unaffiliated company. State Bank presently operates nineteen banking centers, all located within the Ohio counties of Allen, Defiance, Franklin, Fulton, Hancock, Lucas, Paulding, Wood and Williams, and one banking center located in Allen County, Indiana. State Bank also presently operates six loan production offices, in Franklin, Lucas and Seneca Counties, Ohio, Kosciusko and Steuben County, Indiana and Monroe County, Michigan. At December 31, 2017, State Bank had 234 full-time equivalent employees.

Rurban Mortgage Company (“RMC”) is an Ohio corporation and wholly owned subsidiary of State Bank. RMC is a mortgage company; however, it is presently inactive. At December 31, 2017, RMC had no employees.

SBT Insurance, LLC (“SBI”) is an Ohio corporation and wholly owned subsidiary of State Bank. SBI is an insurance company that engages in the sale of insurance products to retail and commercial customers of State Bank. At December 31, 2017, SBI had no employees.

RFCBC, Inc. (“RFCBC”) is an Ohio corporation and is our wholly owned subsidiary that was incorporated in August 2004. RFCBC operates as a loan subsidiary in servicing and working out problem loans. At December 31, 2017, RFCBC had no employees.

SB Financial Group’s technology subsidiary, Rurbanc Data Services, Inc. dba RDSI Banking Systems (“RDSI”) provides item processing services to community banks and businesses. RDSI has been in operation since 1964 and became an Ohio corporation in June 1976. RDSI has one operating location in Defiance, Ohio. In September 2006, RDSI acquired Diverse Computer Marketers, Inc. (“DCM”) which was merged into RDSI effective December 31, 2007 and now operates as a division of RDSI doing business as “DCM.” DCM has one operating location in Lansing, Michigan.

RDSI/DCM provides item processing, statement production, and related services to community banks located primarily in the Midwest. At December 31, 2017, RDSI/DCM had 6 full-time equivalent employees.

Rurban Statutory Trust II (“RST II”) is a trust that was organized in August 2005. In September 2005, RST II closed a pooled private offering of 10,000 Trust Preferred Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Trust Preferred Securities. The sole assets of RST II are the junior subordinated debentures and the back-up obligations, which in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST II.

We are an Ohio corporation, organized in 1983. Our executive offices are located at 401 Clinton Street, Defiance, Ohio 43512, and our telephone number is (419) 783-8950. Our corporate website address is

www.YourSBFinancial.com. This reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus supplement and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement.

RECENT DEVELOPMENTS

Fourth Quarter Earnings

On January 25, 2018, we reported our unaudited preliminary financial results for the fourth quarter of 2017. We reported net income of $4.0 million for the fourth quarter of 2017, compared with net income of $2.7 million for the third quarter of 2017 and net income of $2.3 million for the fourth quarter of 2016.

The tables below present highlights of our unaudited preliminary consolidated financial results.

SUMMARY OF SELECTED FINANCIAL DATA OF SB FINANCIAL, GROUP INC.

	At and for the Three Months Ended December 31,		Twelve Months Ended December 31,
($ in Thousands)	2017	2016	2017	2016
SUMMARY OF INCOME
Interest income	$8,762	7,512	32,480	29,051
Interest expense	1,108	865	4,094	3,198
Net interest income	7,654	6,647	28,386	25,853
Provision for loan losses	200	500	400	750
Non-interest income	4,092	5,128	17,217	17,889
Non-interest expense	8,106	7,859	31,578	30,091
Income before income tax expense	3,440	3,416	13,625	12,901
Income tax expense	(592)	1,098	2,560	4,117
Net income	4,032	2,317	11,065	8,784
Preferred share dividend	244	243	975	975
Net income available to common shareholders	$3,788	2,074	10,090	7,809

BALANCE SHEET
AFS investment securities	82,790	90,128	82,790	90,128
Total loans HFI, net	696,615	644,433	696,615	644,433
Goodwill and intangible assets	16,411	16,422	16,411	16,422
Total assets	876,627	816,005	876,627	816,005
Total deposits	729,600	673,073	729,600	673,073
Term borrowings	43,892	47,342	43,892	47,342
Total stockholders’ equity	94,000	86,548	94,000	86,548
Average assets	880,446	814,423	854,569	789,045
Average stockholders’ equity	92,036	86,433	89,538	84,540

PERFORMANCE RATIOS
Return on average assets	1.83%	1.14%	1.29%	1.11%
Return on average stockholders’ equity	17.52%	10.72%	12.36%	10.39%
Average equity/average assets	10.45%	10.61%	10.48%	10.71%
Net interest margin, tax equivalent basis	3.96%	3.69%	3.78%	3.75%
Loans to Deposits	95.48%	95.74%	95.48%	95.74%

The preliminary financial results presented above are subject to the completion of our financial closing procedures for the year ended December 31, 2017. The preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of the Company’s management. Our independent registered public accounting firm, BKD LLP, has not audited or reviewed, and does not express an opinion with respect to this information. When our Form 10-K for the year ended December 31, 2017 is filed with the SEC, it will contain additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period.

The Offering

Issuer	SB Financial Group, Inc.

Common stock offered by us.	shares

Option to purchase additional shares

The underwriter has an option to purchase up to       additional shares of our common stock. This option is exercisable by the underwriter, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Common stock outstanding after the offering	shares, or shares if the underwriter exercises its option to acquire additional shares in full.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include (a) capital contributions to our bank subsidiary to increase regulatory capital and/or (b) investments at the holding company level. See “Use of Proceeds.”

Nasdaq Capital Market symbol	SBFG

Risk Factors

Investing in our common stock involves substantial risks. You should carefully consider all the information in, or incorporated by reference, into this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors,” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement before investing in our common stock.

The number of shares to be outstanding after this offering is based on 4,792,646 shares outstanding as of February 2, 2018, and assumes (i) no exercise of outstanding options to purchase 92,500 shares and (ii) no conversion of 1,500,000 depositary shares, into 1,463,220 shares of common stock.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of their option to purchase up to an additional       shares of common stock in this offering.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth select consolidated financial data for us as of December 31, 2016, 2015 and 2014 and as of and for the nine-month periods ended September 30, 2017 and 2016. The selected income statement data for the years ended December 31, 2016 and 2015, and the selected balance sheet data as of December 31, 2016 and 2015, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. The summary balance sheet data dated as of December 31, 2014 has been derived from our audited financial statements that are not included or incorporated by reference in this prospectus supplement. The information as of and for the nine months ended September 30, 2017 and 2016 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the balance sheet and income statement for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the nine months ended September 30, 2017 are not necessarily indicative of the results that might be expected for the full year.

You should read the following summary historical financial data with our consolidated financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated by reference in this prospectus supplement.

SUMMARY OF SELECTED FINANCIAL DATA OF SB FINANCIAL, GROUP INC.

	At and for the Nine Months Ended September 30,		Twelve Months Ended December 31,
($ in Thousands)	2017	2016	2016	2015	2014
SUMMARY OF INCOME
Interest income	$23,718	$21,539	$29,051	$25,927	$24,408
Interest expense	2,986	2,333	3,198	2,584	3,480
Net interest income	20,732	19,206	25,853	23,343	20,928
Provision for loan losses	200	250	750	1,100	450
Non-interest income	13,125	12,761	17,889	15,707	12,827
Non-interest expense	23,472	22,232	30,091	26,927	25,957
Income before income tax expense	10,185	9,485	12,901	11,023	7,348
Income tax expense	3,152	3,018	4,117	3,404	2,085
Net income	7,033	6,467	8,784	7,619	5,263
Preferred share dividend	731	731	975	956	—
Net income available to common shareholders	6,302	5,736	7,809	6,663	5,263

BALANCE SHEET
AFS investment securities	$85,304	$92,689	$90,128	$89,789	$85,240
Total loans, net	675,075	619,352	644,433	557,659	516,336
Goodwill and intangible assets	16,414	16,426	16,422	16,435	16,636
Total assets	860,462	801,800	816,005	733,071	684,228
Total deposits	716,807	662,144	673,073	586,453	550,906
Term borrowings	42,153	44,673	47,342	57,716	53,050
Total stockholders’ equity	90,909	86,263	86,548	81,241	75,683
Average assets	845,836	780,583	789,045	719,586	672,277
Average stockholders’ equity	88,676	83,955	84,540	78,618	60,186

PERFORMANCE RATIOS
Return on average assets	1.11%	1.10%	1.11%	1.06%	0.78%
Return on average stockholders’ equity	10.57%	10.27%	10.39%	9.69%	8.74%
Average equity/average assets	10.48%	10.76%	10.71%	10.93%	8.95%
Net interest margin, tax equivalent basis	3.71%	3.77%	3.75%	3.78%	3.62%
Loans to Deposits	94.18%	93.54%	95.74%	95.09%	93.72%

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock and this Offering

A limited trading market exists for our common shares which could lead to price volatility.

Your ability to sell our common shares depends upon the existence of an active trading market for our common shares. While our stock is listed for trading on the NASDAQ Capital Market, there is low trading volume in our common stock. As a result, you may be unable to sell our common shares at the volume, price and time you desire. The limited trading market for our common shares may cause fluctuations in the market value of our common shares to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market of our common stock develops, we cannot assure you that such a market will continue.

The market price of our common shares may be subject to fluctuations and volatility.

The market price of our common shares may fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the banking industry generally or the macroeconomic outlook. Certain events or changes in the market or banking industry generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:

•         our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

•         changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institution;

•         failure to declare dividends on our common stock from time to time;

•         reports in the press or investment community generally or relating to our reputation or the financial services industry;

•         developments in our business or operations or in the financial sector generally;

•         any future offerings by us of our common stock;

•         any future offerings by us of debt or preferred shares, which would be senior to our common shares upon liquidation and for purposes of dividend distributions;

•         legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•         the operating and stock price performance of companies that investors consider to be comparable to us;

•         announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;

•         expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;

•         actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;

•         proposed or final regulatory changes or developments;

•         anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and

•         other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

This offering will dilute the ownership percentage of our existing shareholders and the ownership of our common stock may change significantly.

We are offering       shares (or       shares if the underwriter’s option to purchase additional shares is exercised in full) of our common stock in this offering. Upon the successful completion of this offering, the ownership percentage of existing shareholders will be diluted unless they purchase shares in the offering in an amount proportional to their existing ownership. As a result, following this offering, a significant portion of our common stock may be held by individuals and institutions whose interests may differ from our current shareholders. In addition, one or more individuals or institutions may seek to acquire a significant percentage of ownership in our common stock in the offering, subject to any applicable regulatory approvals. Those shareholders may have interests that differ from those of our current shareholder base, and they may vote in a way with which our current shareholders disagree.

We may issue additional equity or equity related securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common stockholders. New investors also may have rights, preferences and privileges, including with respect to the receipt of dividends, that are senior to, and that adversely affect, our then current common stockholders. If we raise additional capital by selling debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We may reduce or eliminate the cash dividend on our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. See “Price Range of Common Stock and Dividend Policy” for more information.

Investors could become subject to regulatory restrictions upon ownership of our common shares.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control our management, operations, or policy or before acquiring 10% or more of our common shares. Potential investors who seek to participate in this offering should evaluate whether they could become subject to the approval and other requirements of this federal statute and related rules and regulations.

We have implemented anti-takeover devices that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders may receive a premium for their shares if we were purchased by another company. Ohio law, our Amended Articles of Incorporation and Amended and Restated Regulations, as amended, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

An investment in our common stock is not an FDIC insured deposit and is subject to risk of loss.

Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, including the loss of your entire investment.

We have broad discretion to use the proceeds from this offering.

We will have broad discretion as to the application of such net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have a negative impact on our financial condition and results of operations.

We may not be able to grow, and if we do we may have difficulty managing that growth.

Our business strategy is to continue to grow our assets and expand our operations, including through potential strategic acquisitions. While we continue to explore acquisition opportunities as they arise, there are no plans or arrangements to make any acquisitions in the near future. Our ability to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and to identify loan and investment opportunities as well as opportunities to generate fee-based income. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits at acceptable levels and upon terms acceptable to us. We also can provide no assurance that we will be successful in expanding our operations organically or through strategic acquisitions while managing the costs and implementation risks associated with this growth strategy.

We expect to continue to experience growth in the number of our employees and customers and the scope of our operations, but we may not be able to sustain our historical rate of growth or continue to grow our business at all. Our success will depend upon the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships, and to hire, train and manage our employees. In the event that we are unable to perform all these tasks and meet these challenges effectively, including continuing to attract core deposits, our operations, and consequently our earnings, could be adversely impacted.

Any future acquisitions will subject us to a variety of risks, including execution risks, failure to realize anticipated transaction benefits, and failure to overcome integration risks, which could adversely affect our growth and profitability.

Although we do not currently have any plans, arrangements or understandings to make any acquisitions in the near-term, from time to time in the future we may consider acquisition opportunities that we believe support our businesses and enhance our profitability. In the event that we do pursue acquisitions, we may have difficulty executing on acquisitions and may not realize the anticipated benefits of any transaction we complete. Any of the foregoing matters could materially and adversely affect us.

Generally, any acquisition of target financial institutions, branches or other banking assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the FRB, the FDIC and the regulatory authorities in a state in which an acquisition is consummated. Such regulators could deny our application, which would restrict our growth, or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of an acquisition.

As to any acquisition that we complete, we may fail to realize some or all of the anticipated transaction benefits if the integration process takes longer or is more costly than expected or otherwise fails to meet our expectations.

In addition, acquisition activities could be material to our business and involve a number of risks, including the following:

•         incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

•         using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•         projected results may vary significantly from actual results;

•         intense competition from other banking organizations and other inquirers for acquisitions;

•         potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

•         unexpected asset quality problems;

•         the time and expense required to integrate the operations and personnel of the combined businesses;

•         experiencing higher operating expenses relative to operating income from the new operations;

•         creating an adverse short-term effect on our results of operations;

•         losing key employees and customers as a result of an acquisition that is poorly received;

•         significant problems relating to the conversion of the financial and customer data of the entity;

•         integration of acquired customers into our financial and customer product systems;

•         risk of assuming businesses with internal control deficiencies; or

•         risks of impairment to goodwill or other than temporary impairment of investment securities.

Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval. Also, acquisitions may involve the payment of a premium over book and market values and, therefore, some dilution of our book value and net income per common share may occur in connection with any future transaction. Our inability to overcome these risks could have a material adverse effect on our profitability, return on equity and return on assets, our ability to implement our business strategy and enhance stockholder value, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    , or approximately $    if the underwriter exercises in full its option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds generated by this offering to for general corporate purposes, which may include (a) capital contributions to our bank subsidiary to increase regulatory capital and/or (b) investments at the holding company level.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term liquid instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of December 31, 2017:

•         on an actual basis; and

•         on an as adjusted basis after giving pro forma effect to the sale of       shares of our common stock in this offering at the public offering price of $    per share, as if the offering had been completed on December 31, 2017 (assuming the net proceeds of the offering are $    , after deducting the estimated underwriting discount and estimated offering expenses, and the underwriter’s option is not exercised).

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the notes thereto for the year ended December 31, 2016, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2016, the unaudited consolidated financial statements and the notes thereto for the nine months ended September 30, 2017, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and the “Summary Historical Financial Data” and “Use of Proceeds” sections included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30,
($ in Thousands)	Actual	As Adjusted
Total Assets	$860,462	$
Total equity	90,909
Common offering	—
Diluted shares outstanding	6,249
New shares issued	—
Equity/asset ratio	10.57%
Book value per fully diluted share	14.55
Tier 1 leverage ratio*	9.45%
Total risked based capital ratio*	11.41%

____________

*      State Bank regulatory ratios

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NASDAQ Capital Market under the symbol “SBFG.” The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock as represented by the NASDAQ Capital Market.

	High	Low	Dividends Paid
2015:
First Quarter	$11.25	$9.18	$0.045
Second Quarter	$11.87	$10.40	$0.050
Third Quarter	$11.49	$9.51	$0.050
Fourth Quarter	$11.75	$9.95	$0.055
2016:
First Quarter	$11.20	$9.74	$0.055
Second Quarter	$11.26	$10.15	$0.060
Third Quarter	$13.04	$10.64	$0.060
Fourth Quarter	$18.44	$12.26	$0.065
2017:
First Quarter	$20.75	$14.44	$0.065
Second Quarter	$17.85	$16.15	$0.070
Third Quarter	$17.84	$16.05	$0.070
Fourth Quarter	$18.49	$16.60	$0.075
2018:
First Quarter (through February 2, 2018)	$19.58	$17.67	—

On February 2, 2018, the last reported sale price of our common stock on the NASDAQ Capital Market was $18.65 per share. As of February 2, 2018, there were 1,215 shareholders of record of our common stock.

Historically, we have declared dividends on a quarterly basis. There can be no assurance as to the amount of dividends which may be declared in future periods with respect to the common shares of the Company, since such dividends are subject to the discretion of our Board of Directors, cash needs, general business conditions, dividends from our subsidiaries and applicable governmental regulations and policies.

UNDERWRITING

We are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between us and FIG Partners, LLC, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the shares of our common stock set forth in the table below:

Underwriter	Number of Shares
FIG Partners, LLC
Total

The underwriter’s obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:

•         the representations and warranties made by us to the underwriter are true;

•         there is no material adverse change in the financial markets; and

•         we deliver customary closing documents and legal opinions to the underwriter.

Subject to the conditions contained in the underwriting agreement, the underwriter is committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriter, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

We have agreed to indemnify the underwriter, their respective affiliates and persons who control the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter and their respective affiliates may be required to make in respect of these liabilities.

Commissions and Discounts

Shares of our common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $    per share. The underwriter may allow, and any selected dealers may reallow, a concession not in excess of $    per share to certain brokers and dealers. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of the option to purchase additional shares of common stock from us:

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $    . We also have agreed to reimburse the underwriter for certain of its offering expenses, including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriter an option to buy up to      additional shares of our common stock, at the public offering price less underwriting discounts. The underwriter may exercise this option, in whole or from time to time in part. The underwriter will have 30 days from the date of this prospectus supplement to exercise this option.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “SBFG.”

No Sales of Similar Securities

We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of FIG Partners, LLC.

Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

•         offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock;

•         file or cause to be filed any registration statement in connection therewith under the Securities Act; or

•         enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap, hedge or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or

•         publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock and, with respect to our directors and executive officers, whether now owned or hereafter acquired or for which the power of disposition is later acquired.

The lock-up agreements signed by our directors and executive officers contain certain customary exceptions.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriter’s option to purchase additional shares.

The underwriter may close out any covered short position either by exercising, in whole or in part, its option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriter may purchase shares of common stock through exercise of the option to purchase additional shares.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, the underwriter or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates have a lending relationship with us, the underwriter or its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public the SEC’s website at http://www.sec.gov or on our website at www.YourSBFinancial.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Commission filings are also available at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 212-401-8700.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC (SEC file number 000-13507), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•         our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017;

•         our Quarterly Reports on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 10, 2017, for the period ended June 30, 2017, filed with the Commission on August 11, 2017, and for the period ended September 30, 2017, filed with the Commission on November 13, 2017;

•         our Current Reports on Form 8-K, filed with the SEC on April 25, 2017, May 22, 2017 (two reports), August 21, 2017, November 2, 2017, November 14, 2017, November 21, 2017 and January 26, 2018;

•         the portions of our Definitive Proxy Statement on Schedule 14A which were incorporated by reference into our 2016 Form 10-K filed with the SEC on March 10, 2017; and

•         the description of our common shares, which is contained in our registration statement on Form S-3 filed with the Commission on April 7, 2017 (File No. 333-217206), as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in Current Reports on Form 8-K under Items 2.02 and 7.01 is expressly not incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement or accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at:

SB Financial Group, Inc.

P.O. Box 467

Defiance, Ohio 43512

Attention: Anthony V. Cosentino, Chief Financial Officer

(419) 785-3663

SBFG.IR@YourStateBank.com

LEGAL MATTERS

The validity of the shares offered hereby and selected other legal matters in connection with the offering have been passed upon for us by Porter Wright Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. Hogan Lovells US LLP, Washington, D.C., is counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated herein, have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report dated March 10, 2017, which are incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$30,000,000

____________________

•         We may offer from time to time to sell any combination of shares of our common stock, preferred stock and depositary shares in one or more offerings in amounts, at prices and on the terms that we will determine at the time of the offering. The aggregate offering price of our shares sold under this prospectus will not exceed $30,000,000.

•         This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

•         We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

•         The last reported sale price of our common stock on April 5, 2017 was $16.86 per share.

•         Trading symbol: Nasdaq Capital Market — SBFG

____________________

This investment involves risk. You should read the “Risk Factors” section beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, before making a decision to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information and Incorporation by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, “we,” “us,” “our,” the “Company,” and “SB Financial” refer to SB Financial Group, Inc. and its subsidiaries.

ABOUT SB FINANCIAL GROUP, INC.

We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Through our direct and indirect subsidiaries we engage in a variety of activities, including commercial banking, item processing, and wealth management services, as explained in more detail below. Our subsidiary, The State Bank and Trust Company (“State Bank”), is an Ohio state-chartered bank, which offers a full range of commercial banking services, including checking accounts, savings accounts, money market accounts and time certificates of deposit; automatic teller machines; commercial, consumer, agricultural and residential mortgage loans; personal and corporate trust services; commercial leasing; bank credit card services; safe deposit box rentals; Internet banking; private client group services; and other personalized banking services. The trust and financial services division of State Bank offers various trust and financial services, including asset management services for individuals and corporate employee benefit plans, as well as brokerage services through Cetera Financial Group, an unaffiliated company. State Bank presently operates nineteen banking centers, all located within the Ohio counties of Allen, Defiance, Franklin, Fulton, Hancock, Lucas, Paulding, Wood and Williams, and one banking center located in Allen County, Indiana. State Bank also presently operates six loan production offices, in Franklin, Lucas and Seneca Counties, Ohio, Kosciusko and Steuben County, Indiana and Monroe County, Michigan. At December 31, 2016, State Bank had 219 full-time equivalent employees.

RFCBC, Inc. (“RFCBC”) is an Ohio corporation and is our wholly owned subsidiary that was incorporated in August 2004. RFCBC operates as a loan subsidiary in servicing and working out problem loans. At December 31, 2016, RFCBC had no employees.

SB Financial Group’s technology subsidiary, Rurbanc Data Services, Inc. dba RDSI Banking Systems (“RDSI”) provides item processing services to community banks and businesses. RDSI has been in operation since 1964 and became an Ohio corporation in June 1976. RDSI has one operating location in Defiance, Ohio. In September 2006, RDSI acquired Diverse Computer Marketers, Inc. (“DCM”) which was merged into RDSI effective December 31, 2007 and now operates as a division of RDSI doing business as “DCM.” DCM has one operating location in Lansing, Michigan.

RDSI/DCM provides item processing, statement production, and related services to community banks located primarily in the Midwest. At December 31, 2016, RDSI/DCM had 8 full-time equivalent employees.

We are an Ohio corporation, organized in 1983. Our executive offices are located at 401 Clinton Street, Defiance, Ohio 43512, and our telephone number is (419) 783-8950. Our corporate website address is www.YourSBFinancial.com. This reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our borrowers to repay loans and the value of the collateral securing our loans.

Our success depends to a large extent upon local and national economic conditions, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control can adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings and our capital. The recent election of a new United States President is widely expected to result in substantial, unpredictable changes in economic and political conditions for the United States and the remainder of the World. Economic turmoil in Europe and Asia and changes in oil production in the Middle East affect the economy and stock prices in the United States, which can affect our earnings and capital and the ability of our customers to repay loans. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings and cash flows. In addition, our lending and deposit gathering activities are concentrated primarily in Northwest Ohio. As a result, our success depends in large part on the general economic conditions of these areas, particularly given that a significant portion of our lending relates to real estate located in this region. Therefore, adverse changes in the economic conditions in these areas could adversely impact our earnings and cash flows.

Our earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The policies of the Federal Reserve Board impact us significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits, and can also affect the value of financial instruments we hold. Those policies determine to a significant extent our cost of funds for lending and investing. Changes in those policies are beyond our control and are difficult to predict. Federal Reserve Board policies can also affect our borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could have a material adverse effect on our financial condition and results of operations.

We may be unable to manage interest rates risks, which could reduce our net interest income.

Our results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. The spread between the yield on our interest-earning assets and our overall cost of funds has been compressed in the recent low interest rate environment, and our net interest income may continue to be adversely impacted by an extended period of continued low rates. We cannot predict or control changes in interest rates. National, regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve Board, affect the movement of interest rates and our interest income and interest expense. If the interest rates paid on deposits and other borrowed funds increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowed funds.

In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of our assets, such as adjustable rate mortgages, have features that restrict changes in their interest rates, including rate caps.

Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include: inflation; recession; unemployment; money supply; international disorders; and instability in domestic and foreign financial markets. Changes in interest rates may affect the level of voluntary prepayments on our loans and may also affect the level of financing or refinancing by customers. We believe that the impact on our cost of funds from a rise in interest rates will depend on a number of factors, including but not limited to, the competitive environment in the banking sector for deposit pricing, opportunities for clients to invest in other markets such as fixed income and equity markets, and the propensity of customers to invest in their businesses. The effect on our net interest income from an increase in interest rates will ultimately depend on the extent to which the aggregate impact of loan re-pricings exceeds the impact of increases in our cost of funds.

If our actual loan losses exceed our allowance for loan losses, our net income will decrease.

Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for loan defaults and non-performance, which when combined, we refer to as the allowance for loan losses. Our allowance for loan losses may not be adequate to cover actual credit losses, and future provisions for credit losses could have a material adverse effect on our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could have a material adverse effect on our financial condition and results of operations.

FDIC insurance premiums may increase materially, which could negatively affect our profitability.

The Federal Deposit Insurance Corporation (“FDIC”) insures deposits at FDIC insured financial institutions, including State Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. During 2008 and 2009, there were higher levels of bank failures which dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. The FDIC collected a special assessment in 2009 to replenish the Deposit Insurance Fund and also required a prepayment of an estimated amount of future deposit insurance premiums. If the costs of future bank failures increase, deposit insurance premiums may also increase. The FDIC recently adopted rules revising the assessments in a manner benefiting banks with assets totaling less than $10 billion. There can be no assurance, however, that assessments will not be changed in the future.

Legislative or regulatory changes could adversely impact our businesses.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. These laws and regulations are primarily intended for the protection of consumers, depositors, borrowers, and the federal deposit insurance fund, not to benefit our shareholders. Changes to the laws and regulations or other actions by regulatory agencies may negatively impact us, possibly limiting the services we provide, increasing the ability of non-banks to compete with us or requiring us to change the way we operate. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on the operation of an institution and the ability to determine the adequacy of an institution’s allowance for loan losses. Failure to comply with applicable laws, regulations and policies could result in sanctions being imposed by the regulatory agencies, including the imposition of civil money penalties, which could have a material adverse effect on our operations and financial condition. Even the reduction of regulatory restrictions could have an adverse impact on us if such lessening of restrictions increases competition within our industry or market areas.

In light of conditions in the global financial markets and the global economy that occurred in the last decade, regulators have increased their focus on the regulation of the financial services industry. In the last several years, Congress and the federal bank regulators have acted on an unprecedented scale in responding to the stresses experienced in the global financial markets. Some of the laws enacted by Congress and regulations promulgated by federal banking regulators subject us and other financial institutions to additional restrictions, oversight and costs that may have an impact on our business and results of operations.

Changes in tax laws could adversely affect our performance.

We are subject to extensive federal, state and local taxes, including income, excise, sales/use, payroll, franchise, withholding and ad valorem taxes. Changes to our taxes could have a material adverse effect on our results of operations. In addition, our customers are subject to a wide variety of federal, state and local taxes. Changes in taxes paid by our customers may adversely affect their ability to purchase homes or consumer products, which could adversely affect their demand for our loans and deposit products. In addition, such negative effects on our customers could result in defaults on the loans we have made.

Our success depends upon our ability to attract and retain key personnel.

Our success depends upon the continued service of our senior management team and upon our ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be adversely affected.

We depend upon the accuracy and completeness of information about customers.

In deciding whether to extend credit or enter into other transactions with customers, we may rely on information provided to us by customers, including financial statements and other financial information. We may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer, and we may also rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with generally accepted accounting principles or that are materially misleading.

Our ability to pay cash dividends is limited, and we may be unable to pay cash dividends in the future even if we elect to do so.

We are dependent primarily upon the earnings of our operating subsidiaries for funds to pay dividends on our common and depositary shares. The payment of dividends by us is also subject to regulatory restrictions. As a result, any payment of dividends in the future will be dependent, in large part, on our ability to satisfy these regulatory restrictions and our subsidiaries’ earnings, capital requirements, financial condition and other factors. There can be no assurance as to if or when we may pay dividends or as to the amount of any dividends which may be declared and paid to shareholders in future periods. Failure to pay dividends on our shares could have a material adverse effect on the market price of our shares.

A limited trading market exists for our common shares and depositary shares, which could lead to price volatility.

Your ability to sell or purchase our common and depositary shares depend upon the existence of an active trading market for our shares. While our common and depositary shares are quoted on the NASDAQ Capital Market, they trade infrequently. As a result, you may be unable to sell or purchase our shares at the volume, price and time you desire. The limited trading market for our shares may cause fluctuations in the market value of our shares, leading to price volatility in excess of that which would occur in a more active trading market.

The market price of our common and depositary shares may be subject to fluctuations and volatility.

The market price of our common and depository shares may fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the banking industry generally or the macroeconomic outlook. Factors that could influence trading prices include:

•         our operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

•         developments in our business or operations or in the financial sector generally;

•         any future offerings by us of debt or preferred shares, which would be senior to our common shares upon liquidation and for purposes of dividend distributions;

•         legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•         the operating and stock price performance of companies that investors consider to be comparable to us;

•         announcements of strategic developments, acquisitions and other material events by us or our competitors;

•         expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by any future offering and/or sale of additional securities of the Company;

•         actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers; and

•         Other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Equity markets in general and our shares in particular have experienced volatility over the past few years. The market price of our shares may continue to be subject to volatility unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our shares.

Investors could become subject to regulatory restrictions upon ownership of our common shares.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring 10 percent or more of our common shares or the power to directly or indirectly control our management, operations, or policies.

We have implemented anti-takeover devices that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders may receive a premium for their shares if we were purchased by another company. Ohio law and our Articles and Amended and Restated Regulations, as amended (“Regulations”), make it difficult for anyone to purchase us without the approval of our board of directors. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make significant estimates that affect the financial statements. Two of our most critical estimates are the level of the allowance for loan losses and the accounting for goodwill and other intangibles. Because of the inherent nature of these estimates, we cannot provide complete assurance that we will not be required to adjust earnings for significant unexpected loan losses, nor that we will not recognize a material provision for impairment of our goodwill. For additional information regarding these critical estimates, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 33 of our Annual Report on Form 10-K, filed on March 10, 2017.

Changes in accounting standards could influence our results of operations.

The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be difficult to predict and can materially affect how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, which would result in the restatement of our financial statements for prior periods.

Our information systems may experience an interruption or security breach.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

Unauthorized disclosure of sensitive or confidential client information, whether through a breach of our computer systems or otherwise, could severely harm our business.

As part of our financial institution business, we collect, process and retain sensitive and confidential client and customer information on behalf of our subsidiaries and other third parties. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us. Any security breach involving confidential customer information, whether by us or by third-party vendors, could severely damage our reputation, expose us to the risks of litigation and liability or disrupt our operations and have a material adverse effect on our business.

We may be compelled to seek additional capital in the future, but capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, federal banking agencies have proposed extensive changes to their capital requirements, including raising required amounts and eliminating the inclusion of certain instruments from the calculation of capital. The final form of such regulations and their impact on us is unknown at this time, but may require us to raise additional capital. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Strong competition within our market area may reduce our ability to attract and retain deposits and originate loans.

We face competition both in originating loans and in attracting deposits within our market area. We compete for clients by offering personal service and competitive rates on our loans and deposit products. The type of institutions we compete with include large regional financial institutions, community banks, thrifts and credit unions operating within our market areas. Nontraditional sources of competition for loan and deposit dollars come from captive auto finance companies, mortgage banking companies, internet banks, brokerage companies, insurance companies and direct mutual funds. As a result of their size and ability to achieve economies of scale, certain of our competitors offer a broader range of products and services than we offer. We expect competition to remain intense in the future due to legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. In addition, to stay competitive in our markets we may need to adjust the interest rates on our products to match the rates offered by our competitors, which could adversely affect our net interest margin. As a result, our profitability depends upon our continued ability to successfully compete in our market areas while achieving our investment objectives.

We may be the subject of litigation, which could result in legal liability and damage to our business and reputation.

From time to time, we may be subject to claims or legal action from customers, employees or others. Financial institutions like the Company and State Bank are facing a growing number of significant class actions, including those based on the manner of calculation of interest on loans and the assessment of overdraft fees. Future litigation could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and other agencies regarding our business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other large financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information.

Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

We could face legal and regulatory risk arising out of our residential mortgage business.

Numerous federal and state governmental, legislative and regulatory authorities are investigating practices in the business of mortgage and home equity lending and servicing and in the mortgage-related insurance and reinsurance industries. We could face the risk of class actions, other litigation and claims from: the owners of or purchasers of such loans originated or serviced by us, homeowners involved in foreclosure proceedings or various mortgage-related insurance programs, downstream purchasers of homes sold after foreclosure, title insurers, and other potential claimants. Included among these claims are claims from purchasers of mortgage and home equity loans seeking the repurchase of loans where the loans allegedly breached origination covenants, representations, and warranties made to the purchasers in the purchase and sale agreements. The CFPB has issued new rules for mortgage origination and mortgage servicing. Both the origination and servicing rules create new private rights of action for consumers against lenders and servicers in the event of certain violations.

We may be required to repurchase loans we have sold or indemnify loan purchasers under the terms of the sale agreements, which could adversely affect our liquidity, results of operations and financial statements.

When State Bank sells a mortgage loan, it agrees to repurchase or substitute a mortgage loan if it is later found to have breached any representation or warranty State Bank made about the loan or if the borrower is later found to have committed fraud in connection with the origination of the loan. While we have underwriting policies and procedures designed to avoid breaches of representations and warranties as well as borrower fraud, there can be no assurance that no breach or fraud will ever occur. Required repurchases, substitutions or indemnifications could have an adverse impact on our liquidity, results of operations and financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of the Company or our Board of Directors or management, including those relating to products and services; (c) statements of future economic performance; (d) statements of future customer attraction or retention; and (e) statements of assumptions underlying these statements. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. We sometimes use words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “may,” “would be,” “will allow,” “will likely result,” “will continue,” “will remain,” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements.

Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward looking statements because of various factors and possible events, including those risk factors identified above. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic and political conditions in the market areas in which we and our subsidiaries operate, changes in laws, regulations or policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in which the Company and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, unanticipated litigation, the loss of key personnel and other factors. There is also the risk that the Company’s management or Board of Directors incorrectly analyzes these risks and forces, or that the strategies the Company develops to address them are unsuccessful.

You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part and the documents that we incorporate by reference in this prospectus completely and with the understanding that our future results may be materially different from what we expect. Forward-looking statements speak only as of that date on which they are made. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov or on our website at www.YourSBFinancial.com. You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Commission filings are also available at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 212-401-8700.

We “incorporate by reference” into this prospectus the information we file with the Commission (Commission file number 000-13507), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•         our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 10, 2017;

•         our Definitive Proxy Statement relating to our 2017 annual meeting of shareholders, filed with the Commission on March 10, 2017; and

•         the description of our common shares, which is contained in our registration statement on Form S-1 filed with the Commission on September 22, 2014 (File No. 333-198879), as amended by the Pre-Effective Amendment No. 1 to Form S-1 filed with the Commission on November 6, 2014, as updated in any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: SB Financial Group, Inc., P.O. Box 467, Defiance, Ohio 43512, Attention: Anthony V. Cosentino, telephone number (419) 785-3663, email SBFG.IR@YourStateBank.com.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing capital expenditures and acquisitions. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of our securities under such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is subject to the provisions of our articles of incorporation and code of regulations, which are included as exhibits to the registration statement of which this prospectus forms a part, and provisions of applicable law.

Common Stock

Our articles of incorporation authorize our board of directors to issue 10,000,000 shares of common stock, without par value. Each common share of the Company entitles the holder to one vote for the election of directors and for all other matters submitted to the shareholders of the Company for their consideration. Our articles of incorporation provide that shareholders do not have the right to vote cumulatively in the election of directors. Our shareholders do not have pre-emptive rights. Each common share of the Company entitles the holder thereof to share ratably in the Company’s net assets legally available for distribution to shareholders in the event of the Company’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment. The holders of our common shares do not have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Company’s common shares. The Company can pay dividends on their outstanding common shares in accordance with the terms of the Ohio General Corporation Law. The Ohio General Corporation Law generally provides that the board of directors may declare and pay dividends to shareholders, provided that the dividend does not exceed the combination of the surplus of the corporation, which is defined generally as the excess of the corporation’s assets plus stated capital over its liabilities, and is not in violation of the rights of the holders of shares of any other class. In addition, no dividend may be paid when a corporation is insolvent or there is reasonable ground to believe that by payment of the dividend the corporation would be rendered insolvent. All shares outstanding before this offering are, and the shares to be issued in this offering will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of holders of any classes or series of preferred stock that we may issue in the future. As of April 7, 2017, 4,873,318, shares of common stock were outstanding.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue, without further action by the holders of our common stock, up to 200,000 shares of preferred stock, in one or more series, from time to time, with such rights, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to the articles adopted by our board of directors. As of April 7, 2017, 15,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares were issued in connection with the issuance of 1,500,000 depositary shares, each representing a 1/100th ownership interest in a 6.50 percent Noncumulative Convertible Preferred Share, Series A, with a liquidation preference of $1,000 per share (equivalent to $10.00 per depositary share).

The authority of our board of directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series: the division of such shares into series and the designation and authorized number of shares of each series; dividend or distribution rights; dividend rate; liquidation rights, preferences and price, redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof. The issuance of preferred stock could have an adverse effect on the rights of holders of common stock. For example, any preferred stock may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both.

Under Ohio law, absent a determination by our board of directors to establish different voting rights, holders of preferred shares would be entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law would also entitle the holders of preferred shares to exercise a class vote on certain matters.

Classified Board of Directors; Election of Directors

Our articles of incorporation provide for a classified board of directors consisting of not less than nine directors, with the directors divided into three classes and elected for three-year terms. Each year the term of one class expires. As a result, approximately one-third of the directors are elected at each annual meeting of shareholders. This can delay the ability of a significant shareholder or group of shareholders to gain control of our board of directors.

Our code of regulations provide that the number of directors cannot be fewer than nine nor more than 15, Currently, our board of directors consists of nine directors. Pursuant to the code of regulations, any change in the number of directors cannot have the effect of shortening the term of any incumbent director; and no action may be taken to increase the number of directors unless at least two-thirds of the directors then in office concur in such action. A director or directors may be removed from office, only by the vote of the holders of shares entitling them to exercise not less than 80% of the voting power of the Company entitling them to elect directors in place of those to be removed. Under the Ohio General Corporation Law, the removal of a director or directors of the Company may only be effected for cause. This will prevent a shareholder or group of shareholders from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by removals with their own nominees.

Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board. Under Ohio law, unless a corporation’s articles of incorporation or code of regulations otherwise provide, the remaining directors of a corporation may fill any vacancy on the board by the affirmative vote of a majority of the remaining directors. Vacancies at the Company, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of two-thirds of the whole authorized number of directors or by the affirmative vote of the holders of at least four-fifths of the outstanding voting power of the corporation voting at a meeting of the shareholders called for such purpose or in any other manner provided by law, the articles or the code of regulations.

Our code of regulations requires that notice in writing of proposed shareholder nominations for the election of directors be given to our secretary prior to the meeting. The notice must contain certain information about the non-incumbent nominee, including name, age, business or residence address of each nominee proposed in such notice, the principal occupation or employment of each such nominee, and the number of common shares of the company owned beneficially and/or of record by each such nominee and the length of time any such shares have been so owned.

Pursuant to our code of regulations, special meetings of shareholders may be called only by the following: the chairman of the board, the president or, in case of the president’s absence, death, or disability, the vice president authorized to exercise the authority of the president; a majority of the directors acting with or without a meeting; or the holders of at least 25% of all shares outstanding and entitled to vote.

To be timely, shareholder notice of a nomination for election of a director at an annual meeting must be received by the secretary of the Company on or before the later of (i) February l, immediately preceding such annual meeting or (ii) the 60th day prior to the first anniversary of the most recent annual meeting of shareholders held for the election of directors; provided, however, that if the annual meeting for the election of directors in any year is not held on or before the 31st day next following such anniversary, then the written notice must be received by the secretary within a reasonable time prior to the date of such annual meeting. In the case of a nominee proposed by a shareholder for election as a director at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee shall be received by the secretary no later than the close of business on the seventh day following the day on which notice of the special meeting was mailed to shareholders.

Supermajority voting requirement

Our articles of incorporation provide that, notwithstanding any provision of the Ohio General Corporation law requiring for any purpose the vote, consent, waiver or release of holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Company, such action, unless otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Company.

However, our articles of incorporation provide that, unless two-thirds of the whole authorized number of directors recommends the approval of the following matters, such matters require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the Company’s voting power:

•         a proposed amendment to the articles;

•         proposed new regulations, or an alteration, amendment or repeal of the regulations;

•         an agreement providing for the merger or consolidation of the Company with or into one or more other corporations;

•         a proposed combination or majority share acquisition involving the issuance of shares of the Company and requiring shareholder approval;

•         a proposal to sell, lease, or exchange all or substantially all of the property and assets of the Company;

•         a proposed dissolution of the Company; or

•         a proposal to fix or create the number of directors by action of the shareholders of the Company.

Shareholder vote required to approve business combinations with principal shareholders

Our articles of incorporation require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of the Company and the affirmative vote of at least two-thirds of the outstanding shares not held by a “Controlling Person,” to approve certain “Business Combinations.” A “Controlling Person” is any shareholder who beneficially owns shares entitling the shareholder to exercise 20% or more of the voting power of the Company in the election of directors. A “Business Combination” is defined to include:

•         any merger or consolidation of the Company with or into a Controlling Person or an affiliate or associate of a Controlling Person;

•         any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Company or a subsidiary, including, without limitation, any voting securities of a subsidiary of the Company, to a Controlling Person or an affiliate or associate of a Controlling Person;

•         any merger into the Company or a subsidiary of the Company of a Controlling Person or an affiliate or associate of a Controlling Person;

•         any sale, lease, exchange, transfer or other disposition of all or any part of the assets of a Controlling Person or an affiliate or associate of a Controlling Person to the Company or a subsidiary of the Company, excluding certain insignificant sales or dispositions;

•         any reclassification of the common shares of the Company, or any recapitalization involving the common shares of the Company consummated within five years after the Controlling Person becomes a Controlling Person; and

•         any agreement, contract or other arrangement providing for any of the above transactions.

The shareholder vote requirements described above do not apply, however, if the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all common shares of the Company owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination and the consideration to be received by such shareholders is at least equal to the “Minimum Price Per Share,” as defined in our articles of incorporation.

Anti-takeover statutes

Certain state laws make a change in control of the Company more difficult, even if desired by the holders of the majority of our common shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute. The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•         one-fifth or more, but less than one-third, of the voting power;

•         one-third or more, but less than a majority, of the voting power; or

•         a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide. We have not opted out of the application of the control share acquisition statute.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares. After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•         the board of directors approves the transaction;

•         the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•         the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. We have not opted out of the Ohio merger moratorium statute.

Ohio Anti-Greenmail Statute. Pursuant to the Ohio Anti-Greenmail Statute, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Anti-Greenmail Statute.

Limitation of Director Liability

Under the Ohio General Corporation Law, a director’s liability to us or our shareholders for damages is limited to only those situations where it is proven by clear and convincing evidence that his act or failure to act was undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests and those situations involving unlawful loans, asset distributions, dividend payments or share repurchases. As a result, shareholders may be unable to recover monetary damages against directors for actions that constitute gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company located in Cranford, New Jersey.

DESCRIPTION OF THE DEPOSITARY SHARES

We may elect to offer fractional shares of our preferred stock. If we do elect to offer fractional shares of our preferred stock, we will issue receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend or distribution rights, liquidation rights, redemption rights, voting rights, preemptive rights, conversion rights, and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement by and among us, the depositary and the holders of the depositary receipts. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete, and is subject to modification in any prospectus supplement for any issuance of depositary shares. You should refer to the forms of the deposit agreement, our amended and restated certificate of incorporation and the certificate of designations that are, or will be, filed with the Commission.

As of April 7, 2017, 1,500,000 depositary shares were outstanding, each representing a 1/100th ownership interest in a 6.50 percent Noncumulative Convertible Preferred Share, Series A, with a liquidation preference of $1,000 per share (equivalent to $10.00 per depositary share).

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities separately or together:

•         through one or more underwriters or dealers in a public offering and sale by them;

•         through agents; and/or

•         directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

•         at a fixed price or prices, which may be changed;

•         at market prices prevailing at the time of sale;

•         at prices related to such prevailing market prices; or

•         at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Porter Wright Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SB Financial Group, Inc.

Shares of Common Stock

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Prospectus Supplement

, 2018

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FIG Partners, LLC